EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TREK RESOURCES, INC.

(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

Trek Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

              FIRST:             The Certificate of Incorporation of the Corporation is hereby amended by replacing Section (a) of ARTICLE 4 in its entirety with the Section (a) of ARTICLE 4 set forth on Exhibit A attached hereto and incorporated herein by this reference. Other than Section (a) of ARTICLE 4, ARTICLE 4 shall not be changed by this Certificate of Amendment and shall remain in full force and effect.

             SECOND:        The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

THIRD: The stockholders of the Corporation duly approved the above-referenced amendment.

FOURTH: The above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The effective time of the above-referenced amendment shall be 12:01 a.m. on February 24, 2003.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the 20th day of February, 2003.

TREK RESOURCES, INC

By: /s/ Michael E. Montgomery
Name: Michael E. Montgomery Title: President and Chief Executive Officer

EXHIBIT A

             (a) Stock Authorization.  The total number of shares of capital stock that the Corporation shall have authority to issue is seventy million (70,000,000) shares, which shall consist of (i) fifty million (50,000,000) shares of common stock, par value ($0.10) per share (the "Common Stock"), and (ii) twenty million (20,000,000) shares of preferred stock, par value ($.01) per share (the "Preferred Stock"). Simultaneously with the effective time of the filing of this amendment with the Delaware Secretary of State (the "Effective Date"), each ten shares of the Company's Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one share of Common Stock, par value ($0.10) per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. The Corporation shall issue to each stockholder of the Corporation otherwise entitled to receive a fractional share of common stock, cash in an amount equal to the product obtained by multiplying the fraction by the last bid price for the common stock on the OTC Bulletin Board maintained by the National Association of Securities Dealers on the Effective Date in lieu of a fractional share of common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that the taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.